Exhibit 10.3

Steven A. Kandarian President and Chief Executive Officer

MetLife, Inc.
1095 Avenue of the Americas
New York, NY 10036
July 27, 2011
Frans Hijkoop
#######
#######
Dear Frans,
It is with great pleasure that I invite you to join MetLife, a leading global provider of insurance and other financial services to millions of individual and institutional customers.
With this letter, I am pleased to offer you the position of Executive Vice President and Chief Human Resources Officer at a rate of pay day equal to an annual base salary of $500,000 payable semi-monthly – i.e., you will be paid twice a month, on the 15th of the month and the last work day of the month. If a pay day falls on a weekend, holiday or other non-work day, you will generally be paid on the business day immediately before the pay day.
This position reports to me and will be based in MetLife’s Headquarters at 1095 Avenue of the Americas, New York, New York.
As Executive Vice President and Chief Human Resources Officer, you will be an employee of MetLife Group, Inc. and an officer of MetLife, Inc., MetLife Group, Inc. and Metropolitan Life Insurance Company. Your appointment is conditioned on the approval of the Compensation Committee and MetLife’s Board of Directors.
Your total compensation opportunity includes your base salary, annual incentive and long-term stock-based incentives. The Compensation Committee of MetLife’s Board of Directors oversees our annual (Annual Variable Incentive Plan or AVIP) and long-term incentive plans. Awards under these plans are discretionary and heavily influenced by company, business unit and individual performance. You must be actively at work on the date of any payments or grants, as determined by the applicable plan or program to receive such awards.
The initial annualized total compensation opportunity for this position will be approximately $2.2 million. Your Annual Variable Incentive Plan (AVIP) award opportunity will be approximately $500,000 and your long-term stock-based incentives will be a mix of performance shares and stock options, which on a total basis will be approximately $1.2 million. For performance year 2011, your AVIP will be guaranteed at no less than $500,000.

In addition, in consideration of the beginning of your employment, I will be recommending to MetLife’s Compensation Committee and Board of Directors the following stock-based incentive compensation awards:
•	A grant of stock options valued at approximately $385,000 (based on a planning stock price of $40.00, this would be 28,825 stock options). The stock option price will be the closing stock price of MetLife, Inc. common stock on the date the grant is approved and will be subject to the terms of the stock incentive plan and stock option agreement, which will be provided to you. Stock options vest one-third each year from the date of the grant.
•	An award of Performance Shares valued at approximately $385,000 (based on a stock price of $40.00, this would be 9,600 shares). The performance period runs from January 1, 2011 through December 31, 2013 with final awards payable in April 2014. The performance shares are subject to the terms of the stock incentive plan and performance share agreement, which will be provided to you. You must be an employee on December 31, 2013 to be eligible for the award.
•	A one-time grant of Restricted Stock Units (RSUs) valued at approximately $625,000 (based on a planning stock price of $40.00, this would be 15,600 RSUs) and would be subject to the terms of the stock incentive plan and the restricted stock unit agreement, which will be provided to you. The RSUs will cliff vest and would be payable three years after the date of the grant.
Subject to the approval of the Compensation Committee and Board of Directors, you will receive the following sign-on bonuses:
•	$540,000, less applicable taxes and other required withholding, to be paid to you in a lump sum the first paycheck following 30 calendar days of active employment with MetLife. Should you voluntarily terminate your employment with MetLife prior to the first anniversary of the beginning of your employment, this sign-on bonus is repayable to MetLife, on a prorated basis (based on the portion of the period between your start date and your first anniversary) at the time of termination to the extent permissible under law. You will not have the opportunity to defer this payment.
•	$420,000, less applicable taxes and other required withholding, to be paid in a lump sum February 2012. You must be actively employed at the time of payment to receive the bonus. You will not have the opportunity to defer this payment.
In consideration of your family situation, you will be eligible up until December 31, 2013, for a relocation allowance in the amount of $150,000 less applicable taxes and other required withholding, to be paid in a lump sum. In order to receive the lump sum, you must provide documentation showing that you have sold your residence in New Canaan, CT and be actively employed at the time of payment to receive the allowance. You will not have the opportunity to defer this payment. Should you voluntarily terminate your employment within the 12 months of your effective date of employment, you must reimburse MetLife for all relocation-related costs including allowances paid directly to you.
MetLife has a stock ownership program covering Senior Vice Presidents and above and equivalent positions. The program provides that individuals in these positions should own MetLife, Inc. common stock in an amount at least equal to a multiple – from 2 to 7 times – of their annual base salary. As Executive Vice President and Chief Human Resources Officer, you will be responsible for owning 3X your annual base salary. Ownership includes shares and share equivalents acquired through company sponsored programs, such as investments in the MetLife Company Stock Fund of the Savings & Investment Plan, or the Auxiliary Savings & Investment Plan, as well as shares purchased in the open market. While there is no official time frame for reaching the minimum ownership requirement, you are expected to hold all “profit shares” received from exercising any stock options, and any shares you receive (or defer) in payment from performance share awards or restricted stock units until you meet your ownership requirement.
Under MetLife’s Insider Trading Policy, you may not trade in MetLife securities while you are aware of material, nonpublic information about MetLife. In addition, you will be required to obtain prior approval of the MetLife, Inc. Corporate Secretary before executing transactions in MetLife, Inc. securities, including those that affect your interest in the MetLife Company Stock Fund in certain benefit plans. You will also be subject to the requirements of Section 16 of the Securities and Exchange Act of 1934, and as such you will be required to report your transactions in MetLife, Inc. securities to the U.S. Securities and Exchange Commission under the rules of that Section. You will be notified and given instructions on how to request clearance for such transactions.
MetLife has a competitive and comprehensive array of benefits designed to provide you with choice and flexibility. Under our current plans, you will be eligible for healthcare and dental coverage, disability income benefits, group life insurance, as well as several voluntary benefits such as legal services. In addition, a chauffeured car will be provided to you.
You will be immediately eligible to participate in the MetLife Savings and Investment Plan (SIP), which includes a 401(k) component. After one year of service, you will become eligible for the Company matching contributions for each pay period in which you are enrolled to contribute at least the minimum employee contribution. If your compensation exceeds the limit imposed by the IRS on which contributions can be made to SIP ($245,000 for 2011), company contributions on compensation in excess of this amount will be made to an auxiliary plan provided you are enrolled to contribute at least the minimum employee contribution to SIP.
After one year of service you will also automatically become a participant in the MetLife Retirement Plan Personal Retirement Account (PRA) which is fully funded by the company and provides a contribution of 5% of your benefitable pay up to the social security wage base ($106,800 in 2011) and 10% above the wage base – you make no contributions to this plan. In addition, you will earn credit in an auxiliary pension plan if your compensation exceeds the limit imposed by the IRS for compensation eligible for credit under the PRA ($245,000 in 2011).
In addition, through annual enrollments, you will have the option to defer compensation in a plan designed for that purpose. You will receive further details at a later time.
You will be eligible to participate in MetLife’s benefits according to the terms of each benefit plan. Certain benefits such as benefits under the Retirement Plan and company matching contributions under SIP are subject to certain vesting requirements. With respect to health care benefits specifically, you will be eligible for coverage on the first of the month following thirty days of employment. More information about your benefits will be delivered within a few weeks following your employment date.
You will be eligible for 22 paid time off (PTO) and 3 Personal/Family days, which will be pro-rated in 2011.
This offer of employment is based on our confidence that your employment with MetLife will be a mutually rewarding and enriching experience, but it is not an employment contract, and does not represent a guarantee of continued employment for any period of time. Employment at MetLife is “employment at will”, which means that either you or MetLife may terminate the relationship at any time with or without cause or notice.
Our offer is contingent on a satisfactory background check which may include fingerprinting, professional reference checks and successful passing of a drug-screening test. This offer is subject to withdrawal if the background check, reference checks or drug-screening test do not meet MetLife requirements. In order to prevent delay in your ability to start employment, please be sure to complete your drug-screening as soon as possible but by no later than 3 days from the date of this letter. In addition, this offer is contingent upon your being able to produce evidence of your work authorization in the United States when you commence employment.
Frans, I believe that you will be a great addition to the team, and am confident that you will help us realize many of the significant opportunities available to us here at MetLife.
Again, I am delighted to extend this job offer, and look forward to receiving your acceptance. We are sure that your decision to join MetLife will be mutually rewarding and beneficial. Please return one signed copy of this letter to Dennis Shiel, Senior Vice President, Human Resources, in the enclosed postage paid envelope to indicate your acceptance, and keep a second copy for your personal record. In the meantime, please feel free to give me a call with any questions that you may have at ###-###-#### or Dennis at ###-###-####.

Sincerely,	I accept this job offer.

Steven A. Kandarian	Frans Hijkoop
President and Chief Executive Officer
MetLife, Inc.

Signature /s/ Steven A. Kandarian	Signature /s/ Frans Hijkoop

Date July 30th 2011

4